Exhibit 4.1
HARBINGER GROUP INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of June 28, 2011
to
INDENTURE
Dated as of November 15, 2010
Between
HARBINGER GROUP INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

10.625% Senior Secured Notes Due 2015

     SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of June 28, 2011, by and between HARBINGER GROUP INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company executed and delivered to the Trustee an Indenture, dated as of November 15, 2010, by and between the Company and the Trustee, pursuant to which the Company’s 10.625% Senior Secured Notes Due 2015 (the “Notes”) were issued (as amended by the Supplemental Indenture thereto, dated as of June 22, 2011, the “Indenture”);
     WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes without notice to or the consent of the Holders if the change does not materially and adversely affect the rights of any Holder;
     WHEREAS, the Trustee has been directed by the Company to execute and deliver this Second Supplemental Indenture in its capacity as Trustee;
     WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and
     WHEREAS, the Company has agreed to indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Second Supplemental Indenture, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct.
     NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:
ARTICLE I
AMENDMENT OF INDENTURE
     Section 1.1 Amendment to Definitions. The definition of “Liquid Collateral Coverage Ratio” in Section 1.01 of the Indenture is hereby amended to add the words “(so long as (A) such common stock is listed on a national securities exchange or is actively traded on the over-the-counter market and (B) at least 15% of the outstanding shares of such stock is owned by persons other than the Company, its Subsidiaries and the Permitted Holders)” after the words “(a) shares of common stock of Spectrum”.

ARTICLE II
MISCELLANEOUS PROVISIONS
     Section 2.1 Effect of Second Supplemental Indenture.
     Prior to this Second Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that all conditions precedent provided for in the Indenture relating to the Second Supplemental Indenture have been satisfied. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     Section 2.2 Indenture Remains in Full Force and Effect.
     Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 2.3 Indenture and Second Supplemental Indenture Construed Together.
     This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
     Section 2.4 Confirmation of Indenture.
     The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects confirmed and ratified.
     Section 2.5 Conflict with Trust Indenture Act.
     If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.
     Section 2.6 Separability.
     In case any one or more of the provisions contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 2.7 Successors and Assigns.
     All agreements in this Second Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.
     Section 2.8 Certain Duties and Responsibilities of the Trustee.
     In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Second Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.
     Section 2.9 Governing Law.
     THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.
     Section 2.10 Duplicate Originals.
     The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written.

HARBINGER GROUP INC. as Issuer
By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President